Exhibit 99.1

CONTACT:
Robert Travis	Scott Larson
Investor Relations	Press Inquiries
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3432	978-250-3433
bob.travis@sycamorenet.com	scott.larson@sycamorenet.com

SYCAMORE NETWORKS, INC. ANNOUNCES COMPLETION OF 1-FOR-10 REVERSE STOCK SPLIT

CHELMSFORD, Mass., December 21, 2009 – Sycamore Networks, Inc. (NASDAQ: SCMR) today announced that its previously announced one-for-ten reverse stock split of Sycamore’s common stock, par value $0.001, was completed effective 5:00 p.m., Eastern Time, on December 21, 2009. Sycamore’s common stock will begin trading on a split-adjusted basis at the open of trading tomorrow, December 22, 2009.

As a result of the reverse stock split, every ten shares of Sycamore common stock issued and outstanding immediately prior to the effective time of the reverse stock split were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from approximately 284 million as of the filing of the Company’s most recent Quarterly Report on Form 10-Q to approximately 28.4 million. In addition, the number of shares of common stock that the Company is authorized to issue was reduced from 2.5 billion to 250 million in connection with the reverse stock split.

Sycamore’s common stock will continue to trade on the NASDAQ Global Select Market under the symbol “SCMR”, with the letter “D” added to the end of the trading symbol for a period of 20 trading days to indicate the reverse stock split has occurred. The Company’s symbol will revert back to its original symbol “SCMR” on January 22, 2010. The Company’s common stock will also trade under a new CUSIP number.

Additional information about the reverse stock split can be found in the Reverse Stock Split FAQs in the Investor Relations section of the Company’s web site at www.sycamorenet.com, and in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 24, 2008 with respect to the 2008 Annual Meeting of Stockholders.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in the forward-looking statements. Other risks and uncertainties include, but are not limited to, actions, inquiries and findings that may result from certain stock option matters, including the restatement of previously issued financial statements; the Company’s reliance on a limited number of customers; variation in the Company’s quarterly results; industry pricing pressures and the high cost of product development required to remain competitive and keep pace with evolving features and technologies desired by customers; the consolidation of both suppliers and customers in the telecommunications marketplace and general economic conditions. Certain additional risks are set forth in more detail in the section entitled “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.